Exhibit (h)(12)

AMENDMENT NO. 11

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Mutual Funds)

Thrivent Asset Management, LLC (“TAM”) and Thrivent Mutual Funds (“TMF”) hereby agree that the Administrative Services Agreement dated January 1, 2009, as amended, between TAM and TMF (the “Agreement”) is hereby amended to reflect the following changes effective February [  ], 2020:

(i)	Item 4(g) of Schedule B is amended to read as follows:

Issue daily reports detailing such per share information of each Fund to such persons (e.g., the Transfer Agent and the distributor of the Funds) as directed by the Board of Trustees; and

(ii)	Thrivent Mid Cap Growth Fund and Thrivent Mid Cap Value Fund shall each be deemed a “Fund” under the terms of the Agreement;

A revised Exhibit A is attached hereto.

THRIVENT MUTUAL FUNDS

By:
David S. Royal
President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By:
Gerard V. Vaillancourt
Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

(Effective February [  ], 2020)

1.	Thrivent Aggressive Allocation Fund
2.	Thrivent Balanced Income Plus Fund
3.	Thrivent Diversified Income Plus Fund
4.	Thrivent Global Stock Fund
5.	Thrivent Government Bond Fund
6.	Thrivent High Income Municipal Bond Fund
7.	Thrivent High Yield Fund
8.	Thrivent Income Fund
9.	Thrivent International Allocation Fund
10.	Thrivent Large Cap Growth Fund
11.	Thrivent Large Cap Value Fund
12.	Thrivent Limited Maturity Bond Fund
13.	Thrivent Low Volatility Equity Fund
14.	Thrivent Mid Cap Growth Fund
15.	Thrivent Mid Cap Stock Fund
16.	Thrivent Mid Cap Value Fund
17.	Thrivent Moderate Allocation Fund
18.	Thrivent Moderately Aggressive Allocation Fund
19.	Thrivent Moderately Conservative Allocation Fund
20.	Thrivent Money Market Fund
21.	Thrivent Multidimensional Income Fund
22.	Thrivent Municipal Bond Fund
23.	Thrivent Opportunity Income Plus Fund
24.	Thrivent Small Cap Growth Fund
25.	Thrivent Small Cap Stock Fund